Exhibit 10.29

                           MEADOW POINTE EAST, LLC
            MEMBERSHIP INTEREST PURCHASE AGREEMENT AND ASSIGNMENT


         THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT AND ASSIGNMENT ("Agreement") is made this 20th day of September, 2001 between BOOTHE FINANCIAL CORPORATION, a Delaware corporation ("Member"), and CLEARWATER BAY ASSOCIATES, INC., a Florida corporation and CCOS FLORIDA LIMITED, LLLP, a Florida limited partnership (collectively, "Purchasers").

                                   WITNESSETH:

         WHEREAS, Member is the sole owner of all the membership interests (the "Membership Interests") in Meadow Pointe East, LLC, a Delaware limited liability company (the "Company"); and

         WHEREAS, Member has agreed to sell all of the Membership interests to Purchasers in accordance with the terms and conditions of this Agreement; and

         WHEREAS, Purchasers have agreed to purchase the Membership Interests on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the covenants and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Sale of Membership Interests. Member agrees to sell, convey, assign, transfer and deliver all of the Membership Interests in the Company to Purchasers, one-half to each Purchaser, and Purchasers agree to purchase, acquire and accept transfer and delivery thereof. The transfer and delivery of the Membership Interests shall be made free and clear of all liens, encumbrances, charges, claims and liabilities. Member warrants that the Membership Interests it conveys constitutes all of the membership interests in the Company.

         2. Purchase Price. The purchase price (the "Purchase Price") for the Membership Interests shall be EIGHT HUNDRED NINETY-ONE THOUSAND SIX HUNDRED FORTY- EIGHT AND 82/100 DOLLARS ($891,648.82), plus interest thereon at the rate of 7.75% per annum, calculated from July 31, 2001 to the date of Closing, and together with the aggregate amount of any additional advances made by the Company subsequent to July 31, 2001, at the request of Devco III, LLC, pursuant to the Meadow Pointe General Partnership Agreement dated October 3, 1999, plus interest thereon at the rate of 7.75% per annum, calculated from the date of such advances to the date of Closing, payable one half by each Purchaser by wire transfer at Closing as defined below, pursuant to instructions provided to Purchasers prior to Closing.


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         3.       Closing.  The closing for the purchase and sale of the
Membership Interests ("Closing") shall be on or before ________________________, 2001, at a location mutually acceptable to the parties.

         4.       Deliveries at Closing.

                  A. At Closing, Member will deliver or cause to be delivered to Purchasers:

                           1.       The certificate of organization of the
Company and all amendments thereof to date, the minute books correctly reflecting all corporate actions taken and resolutions adopted at all meetings of members, and all other corporate books and records; and

                           2.       Corporate resolutions to evidence Member's
authority to close this transaction; and

                           3.       Resignations of all, officers, directors,
and employees of the Company effective as of the Closing Date; and

                           4.       Resignations of Daniel B. Burns as
Supervisor of the Meadow Pointe III Community Development District.

                  B. At Closing, each Purchaser will deliver or cause to be delivered to Member, one half of the Purchase Price in accordance with Section 2 hereof and shall also deliver the waiver and release in the form attached.

         5. Purchaser's Default. If Purchasers fail to perform their obligations under this Agreement, Member shall be entitled to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement, or a combination of specific performance and damages. No remedy conferred upon Member is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided for in this Agreement will be cumulative and in addition to every other remedy available under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. The terms of this Section shall survive the Closing.

         6. Member's Default. If Member fails to perform its obligations under this Agreement, Purchasers shall be entitled to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement, or a combination of specific performance and damages. No remedy conferred upon Purchasers is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided for in this Agreement will be cumulative and in addition to every other remedy available under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. The terms of this Section shall survive the Closing.


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         7.       Brokers.  Neither Member nor Purchasers have engaged or
employed any broker, agent or finder regarding this Agreement. Purchasers and Member each agree to indemnify and hold the other harmless from and against any liability arising from a breach of the above representation.

         8. Member's Representations, Warranties and Covenants. Member covenants, represents and warrants to Purchasers, as of the date hereof and as of the date of Closing, as follows:

                  A. Member has the full power and authority to perform its obligations under this Agreement and all agreements referred to in this Agreement.

                  B. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in, and in good standing under the laws of, the State of Florida.

                  C. Member owns, and has good, marketable and indefeasible title to, all of the Membership Interests in the Company, free and clear of any liens or claims.

                  D. The Company has, and at Closing will have, no assets, liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent, known or unknown or otherwise, in any domestic or foreign jurisdiction, except as a partner in the Meadow Pointe General Partnership pursuant to the Meadow Pointe General Partnership Agreement dated October 3, 1999, as amended.

                  E. There are no certificates or other indicia of ownership representing the Membership Interests and there is no Operating Agreement currently in effect for the Company.

                  F. Neither the Member nor the Company has taken any action that it has not disclosed in writing to Purchasers that would impose any liability, commitment or obligations of any nature, whether absolute, accrued, contingent, known or unknown or otherwise, in any domestic or foreign jurisdiction, on the Meadow Pointe General Partnership.

         9.       Representations of Purchasers.

                  A. Each Purchaser has the full power and authority to perform its obligations under this Agreement and all agreements referred to in this Agreement. The person who has executed this Agreement on behalf of each Purchaser has the authority to do so, and no further action is required to be taken by either Purchaser.

                  B. Purchasers acknowledge and agree that except as explicitly set forth herein, Member has not made, does not make and specifically negates and disclaims any representations or warranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, regarding the Company, and regarding Meadow Pointe General Partnership.


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         10. Assignment of Membership Interests. Upon the full payment of the purchase price described in Paragraph 2 hereof, this Agreement shall constitute a full and complete assignment of all right, title and interest of Member in the Membership Interests and Member shall be deemed to have assigned such Membership Interests to the following parties: one-half of its interest in the Company to Clearwater Bay Associates, Inc. and one-half of its interest in the Company to CCOS Florida Limited, LLLP. No further instrument shall be necessary to effectuate such assignments. However, upon the written request of either Purchaser, Member shall execute, acknowledge, and deliver a separate Assignment of Membership Interests to the Purchaser making the request.

         11. Survival. The representations, warranties or covenants set forth in this Agreement shall survive the Closing for a period of one (1) year following the Closing.

         12. Notices. Any notice required to be given hereunder shall be given in writing and shall be served in person, by nationally recognized overnight express delivery service, by United States registered or certified mail, with postage prepaid, or by facsimile transmission with a hard copy sent on the same day by a nationally recognized overnight express delivery service, properly addressed and directed to the party to receive the same at the following address or at such other address as may hereafter be substituted by notice in writing thereof.

         To Purchasers:

                  Clearwater Bay Associates, Inc.
                  Attention: Lee E. Arnold, Jr., President
                  121 North Osceola Avenue
                  Clearwater, FL 33755
                  Telephone: (727) 442-7184
                  Fax: (727) 449-2428

                  And

                  CCOS Florida Limited, LLLP
                  Attention: Thomas H. Gray
                  15436 N. Florida Avenue, Suite 200
                  Tampa, FL 33613
                  Telephone: (813) 963-5856
                  Fax: (813)969-0128


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         With a copy to:

                  Keith W. Bricklemyer, Esq.
                  Bricklemyer Smolker & Bolves
                  500 E. Kennedy Boulevard, Suite 200
                  Tampa, FL 33602
                  Telephone: (813) 223-3888
                  Fax:  (813) 228-6422

                  And

                  Timothy Johnson, Jr., Esq.
                  Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. 911 Chestnut Street
                  P. O. Box 1368
                  Clearwater, FL 33756
                  Telephone: (727) 461-1818
                  Fax: (727) 462-0365


         To Member:

                  Boothe Financial Corporation
                  c/o B.F. Enterprises, Inc.
                  100 Bush Street, Suite 1250
                  San Francisco, CA 94101
                  Attention: Brian P. Burns
                  Telephone: (415) 989-6580
                  Fax:  (415) 788-5756

         With a Copy to:

                  Lewis F. Crippen, Esq.
                  Gunster, Yoakley & Stewart, P.A.
                  777 South Flagler Dr,, Suite 500E
                  West Palm Beach, FL 33401
                  Telephone: (561) 655-1980
                  Fax:  (561) 655-5677

         13. Entire Agreement. This Agreement contains the entire agreement between Member and Purchasers and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. This Agreement may be amended only by a writing signed by all parties.

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         14.      Further Assurances.  The parties hereto hereby agree to
execute and deliver to one another any and all other documents and to take such other actions reasonably necessary to effectuate the terms of this Agreement.

         15.      Condition Precedent.

                  A. Purchasers' obligations hereunder are contingent upon Purchasers receiving on or before Closing, an Estoppel Certificate from Meadow Pointe General Partnership (MPGP), in the form attached hereto as Exhibit "A" confirming the obligations between the Company and MPGP.

                  B. Member's obligations to close under this Agreement is contingent upon Member receiving from each Purchaser a Waiver and Release in the forms attached hereto as Exhibit "B".

         16.      Miscellaneous.

                  A.       Time shall be of the essence of this Agreement.

                  B. This Agreement may be signed in one or more counterparts (or with counterpart signature pages) which, taken together, shall constitute a fully executed Agreement and shall be considered a single document. Faxed signature pages followed by hard copies shall also be valid and binding.

                  C. If any date on which a time period scheduled to expire herein is a Saturday, Sunday or holiday, the subject date shall be extended to the next business day.

                  D. In connection with any litigation or other effort to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the costs and expense of litigation, including reasonable attorneys' fees which it has incurred, whether before trial, at trial, on appeal, and in bankruptcy or creditors' rights proceedings,


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         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

                                       Member:

WITNESSES:                             BOOTHE FINANCIAL CORPORATION, a
                                       Delaware corporation
/s/ Lewis F. Crippen
--------------------
                                       By: /s/ Brian P. Burns
                                       ----------------------
                                       Name: Brian P. Burns
                                       Title: President

                                       Date of Execution: 9/17/01


                                       Purchasers:

WITNESSES:                             CLEARWATER BAY ASSOCIATES, INC.,
                                       a Florida corporation
/s/ Laura Klug
--------------
                                       By: /s/ Lee Arnold
/s/ George D'Angelo                    ------------------
-------------------
                                       Name:  Lee Arnold
                                       Title: President

                                       Date of Execution: 9/20/01


WITNESSES:                             CCOS FLORIDA LIMITED, LLLP, a Florida
                                       limited partnership

/s/ Dawn Alsip                         By:  Arreis, Inc., a Florida corporation,
--------------                              General Partner

                                       By: /s/ Thomas H. Gray
                                       ----------------------
                                       Name: Thomas H. Gray
                                       Title: Vice President

                                       Date of Execution: 9/20/01




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